                                                                            NEWS

FOR RELEASE:  7:00 A.M. CT TUESDAY, AUGUST 6, 2002

                      CHARTER EXCEEDS REVENUE GROWTH TARGET
                         FOR THE SECOND QUARTER OF 2002

                     RECORD CABLE MODEM DEMAND FUELS GROWTH


         ST. LOUIS - Charter Communications, Inc. (Nasdaq: CHTR) reported today that second quarter 2002 revenue exceeded expectations, and that operating cash flow and revenue generating unit (RGU) growth were in-line with growth targets. Charter executives will discuss second quarter financial results and expectations for the remainder of the year in a conference call this morning.

          "We're aggressively executing on our business strategy," Carl Vogel, President and CEO, said. "At the same time, we're continuing to address the need to maintain the confidence of the marketplace, including an increased level of disclosure as provided in the Form 10-Q filed with the SEC today," he continued. "We're committed to continuing careful oversight on issues related to integrity, accounting practices, financial health, and corporate governance, which are fundamental to maintaining that confidence."

SECOND QUARTER FINANCIAL HIGHLIGHTS

         Revenue during the second quarter of 2002 increased 14.3% to $1.158 billion, and operating cash flow increased 13.8% to $501 million compared to pro forma results for the second quarter of 2001. "The business of broadband has excellent momentum and continues to demonstrate significant consumer demand. Charter is capitalizing on this demand and delivering revenue growth for the quarter exceeding the high end of our expectations," Mr. Vogel said. Charter reported basic and diluted loss per share of $.69 for the second quarter of 2002, compared to a loss per share of $1.07 for the second quarter of 2001, an improvement primarily due to the adoption of the new accounting standard relating to the amortization of goodwill and other intangible assets.

                                    - more -

CHARTER, PAGE TWO...

DEMAND FOR ADVANCED SERVICES CONTINUES

         Charter added 286,900 RGUs during the second quarter, excluding customers added through acquisition, fueled by a record 157,800 cable modem customers additions. Charter now provides high-speed Internet service to over 905,000 customers.

         Charter's advanced broadband network also delivers a wide range of television channels and programs to approximately 6.8 million households. As of June 30, 2002, Charter Digital Cable(R) customers totaled 2,380,500, or approximately 35% of Charter's video customer base. "Even as we've expanded our service offerings, ventured into new areas and found more applications for our broadband pipe, we continue to produce excellent results from our video business," said Mr. Vogel. "When our broadband Internet service is combined in a bundle with our digital video product, the effect on customer retention is significant."

         Mr. Vogel said Charter's challenge in the future will be to effectively market analog and digital video, video on demand, high-speed data, home networking, and other interactive services and products with compelling offers that emphasize the value of these services. "We're focused on effective ways of communicating the benefits of bundling to the general marketplace, both in terms of value and convenience. Each home and business we pass provides an opportunity to sell one or more of these products," Mr. Vogel said.

LOOKING AHEAD

         Charter expects revenue for the third quarter of 2002 to range from $1.185 billion to $1.20 billion, representing a 13.2% to 14.6% increase over the year ago pro forma results. Operating cash flow for the third quarter is expected to be between $520 million and $530 million, representing 13.7% to 15.9% growth over the same prior year period pro forma results. Charter expects to add 350,000 to 375,000 RGUs in the third quarter. RGUs are comprised of basic, digital and cable modem customers.

         Charter expects 2002 annual revenue of between $4.6 billion and $4.7 billion. Annual operating cash flow is expected to range between $2.035 billion and $2.070 billion. Charter expects to add a total of approximately 1,100,000 to 1,200,000 RGUs during 2002. Growth in digital and cable modem customers is expected to offset a decline in basic customers compared to actual December 31, 2001 customers. Charter expects to end the year with over 6.8 million basic customers. Annual capital expenditures are expected to be $2.350 billion, down $125 million from original guidance of $2.475 billion. The capital expenditure savings will

                                     - more-

CHARTER, PAGE THREE...

primarily come from efficiencies, decreased churn, increased self installations, reduced installation time and improved inventory management.

         Effective July 1, 2002, Charter will adopt certain provisions of Statement of Financial Accounting Standards No. 123 under which compensation expense of stock-based awards to employees will be recognized over the vesting period based on the fair value of the awards on the grant dates.

ABOUT CHARTER COMMUNICATIONS

         Charter Communications, A Wired World Company(TM), is among the nation's largest broadband communications companies, currently serving some 6.8 million customers in 40 states. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform marketed under the Charter Digital Cable(R) brand and high-speed Internet access via Charter Pipeline(R). Commercial high-speed data, video and Internet solutions are provided under the Charter Business NetworksTM brand. Advertising sales and production services are sold under Charter Media.

         A Fortune 500 and NASDAQ 100 Company, Charter was the 2001 recipient of the Outstanding Corporate Growth Award from the Association for Corporate Growth, the 2001 R.E. "Ted" Turner Innovator of the Year Award from the Southern Cable Telecommunications Association, and the 2001 Fast 50 Award for Growth from the St. Louis Regional Chamber and Growth Association.

                                      # # #



More information about Charter can be found at www.charter.com.

Detailed financial information is included in the attached addendum.

Charter will conduct a conference call to discuss their operating results on Tuesday, August 6, 2002 at 11:00 AM Eastern Time. The call will be available live via webcast at www.charter.com. The call will be available on the "Investor Center" portion of the website, via "About Us." Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website.

STATEMENTS IN THIS PRESS RELEASE REGARDING CHARTER COMMUNICATIONS' BUSINESS THAT ARE NOT HISTORICAL FACTS MAY BE "FORWARD-LOOKING STATEMENTS." FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY SUCH FORWARD-LOOKING STATEMENTS ARE IDENTIFIED IN THE REPORTS AND DOCUMENTS CHARTER FILES FROM TIME TO TIME WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.


CONTACTS:
Media: Andy Morgan                      Equity Analysts: Mary Jo Moehle         High Yield Analysts:  Ralph Kelly
314.543.2217                            314.543.2397                            314.543.2388
amorgan@chartercom.com                  mmoehle@chartercom.com                  rkelly@chartercom.com

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                    THREE MONTHS ENDED
                                                          JUNE 30,
                                               -------------------------------
                                                   ACTUAL          ACTUAL
                                                    2002            2001                  % CHANGE
                                               -------------     -------------          -------------
REVENUES:
  Analog video ............................    $     776,915     $     666,725
  Digital video ...........................          117,560            68,192
  Cable modem .............................           83,410            32,850
  Advertising sales .......................           90,352            64,514
  Other ...................................           90,176            96,194
                                               -------------     -------------
     Total revenues .......................        1,158,413           928,475              24.8%
                                               -------------     -------------

OPERATING EXPENSES:
  Analog video programming ................          265,947           211,839
  Digital video ...........................           40,827            24,081
  Cable modem .............................           39,013            20,440
  Advertising sales .......................           21,435            13,665
  Service .................................           53,377            44,083
  General and administrative ..............          194,973           153,703
  Marketing ...............................           25,088            18,617
  Corporate expenses ......................           16,660            13,993
                                               -------------     -------------
     Operating expenses ...................          657,320           500,421              31.4%
                                               -------------     -------------
     Operating cash flow ..................          501,093           428,054              17.1%

Depreciation and amortization .............          492,168           720,952
Option compensation expense ..............               717             4,850
Interest, net .............................          373,388           314,910
Other, net ................................           66,241            23,991
                                               -------------     -------------
                                                     932,514         1,064,703
                                               -------------     -------------

Loss before minority interest .............         (431,421)         (636,649)

Minority interest .........................          229,422           362,784
                                               -------------     -------------

Net loss ..................................         (201,999)         (273,865)

Dividends of preferred stock - redeemable                727                --
                                               -------------     -------------

Net loss applicable to common stock .......    $    (202,726)    $    (273,865)
                                               =============     =============

Basic and diluted loss per share ..........    $       (0.69)    $       (1.07)
                                               =============     =============

Weighted average common shares outstanding       294,453,454       255,027,543
                                               =============     =============

           Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                     SIX MONTHS ENDED
                                                          JUNE 30,
                                               --------------------------------
                                                   ACTUAL            ACTUAL
                                                    2002              2001                % CHANGE
                                               -------------      -------------         -------------
REVENUES:
  Analog video ...........................     $   1,531,537      $   1,316,080
  Digital video ..........................           221,273            123,239
  Cable modem ...........................            150,671             58,016
  Advertising sales ......................           149,893            120,155
  Other ..................................           183,373            184,783
                                               -------------      -------------
     Total revenues ......................         2,236,747          1,802,273              24.1%
                                               -------------      -------------

OPERATING EXPENSES:

  Analog video programming ...............           527,587            422,213
  Digital video ..........................            75,954             44,690
  Cable modem ...........................             73,921             38,086
  Advertising sales ......................            40,628             28,930
  Service ................................           104,583             86,034
  General and administrative .............           387,832            303,382
  Marketing ..............................            43,861             35,241
  Corporate expenses .....................            32,091             27,715
                                               -------------      -------------
     Operating expenses ..................         1,286,457            986,291              30.4%
                                               -------------      -------------

     Operating cash flow .................           950,290            815,982              16.5%

Depreciation and amortization ............           979,137          1,416,847
Option compensation expense ..............             1,353             10,888
Interest, net ............................           736,555            625,650
Other, net ...............................            36,231             83,908
                                               -------------      -------------
                                                   1,753,276          2,137,293
                                               -------------      -------------

Loss before minority interest ............          (802,986)        (1,321,311)

Minority interest ........................           426,820            766,746
                                               -------------      -------------

Net loss .................................          (376,166)          (554,565)

Dividends of preferred stock - redeemable              1,454                 --
                                               -------------      -------------

Net loss applicable to common stock ......     $    (377,620)     $    (554,565)
                                               =============      =============

Basic and diluted loss per share .........     $       (1.28)     $       (2.27)
                                               =============      =============

Weighted average common shares outstanding       294,424,366        244,461,311
                                               =============      =============

          Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                    ACTUAL           ACTUAL
                                                                   JUNE 30,        DECEMBER 31,
                                                                     2002             2001
                                                                  -----------      -----------
                           ASSETS
CURRENT ASSETS:
      Cash and cash equivalents ..................................$     6,552      $     1,679
      Accounts receivable, net of allowance for doubtful accounts     231,066          290,504
      Receivables from related party .............................      6,782            4,634
      Prepaid expenses and other current assets ..................     69,262           70,362
                                                                  -----------      -----------
        Total current assets .....................................    313,662          367,179
                                                                  -----------      -----------

INVESTMENT IN CABLE PROPERTIES:
      Property, plant and equipment, net ...................        7,313,082        7,149,483
      Franchises, net ......................................       17,175,085       17,138,774
                                                                  -----------      -----------
        Total investment in cable properties, net ..........       24,488,167       24,288,257
                                                                  -----------      -----------

OTHER ASSETS ...............................................          373,037          306,388
                                                                  -----------      -----------
        Total assets .......................................      $25,174,866      $24,961,824
                                                                  ===========      ===========

              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
      Accounts payable and accrued expenses ...............       $ 1,160,712      $ 1,374,994
                                                                  -----------      -----------
        Total current liabilities ..........................        1,160,712        1,374,994
                                                                  -----------      -----------

LONG-TERM DEBT .............................................       17,572,357       16,342,873

DEFERRED MANAGEMENT FEES - RELATED PARTY ...................           13,751           13,751

OTHER LONG-TERM LIABILITIES ...............................           373,650          341,057

MINORITY INTEREST .........................................         3,523,913        3,976,791

PREFERRED STOCK - REDEEMABLE ...............................           50,566           50,566

SHAREHOLDERS' EQUITY ......................................         2,479,917        2,861,792
                                                                  -----------      -----------
        Total liabilities and shareholders' equity .........      $25,174,866      $24,961,824
                                                                  ===========      ===========

           Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                    SIX MONTHS ENDED
                                                                                                        JUNE 30,
                                                                                             -----------------------------

                                                                                                 2002              2001
                                                                                             -----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss ............................................................................      $  (376,166)      $  (554,565)
  Adjustments to reconcile net loss to net cash flows from operating activities:
     Minority interest ................................................................         (426,820)         (766,746)
     Depreciation and amortization ....................................................          979,137         1,416,847
     Option compensation expense ......................................................            1,353            10,888
     Noncash interest expense .........................................................          192,200           127,375
     Loss on equity investments .......................................................            1,547            36,094
     Loss on derivative instruments and hedging activities ...........................            29,665            17,593
  Changes in operating assets and liabilities, net of effects from acquisitions:
     Accounts receivable ..............................................................           54,148            10,572
     Prepaid expenses and other current assets ........................................            1,471           (12,311)
     Accounts payable and accrued expenses ............................................         (227,406)         (285,235)
     Receivables from and payables to related party, including deferred management fees           (2,148)           17,621
                                                                                             -----------       -----------
          Net cash flows from operating activities ....................................          226,981            18,133
                                                                                             -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment ..........................................       (1,113,902)       (1,362,260)
  Payments for acquisitions, net of cash acquired .....................................         (125,025)       (1,747,657)
  Purchases of investments ............................................................           (8,399)           (3,600)
  Other investing activities ..........................................................           (1,051)           (3,394)
                                                                                             -----------       -----------
     Net cash flows from investing activities .........................................       (1,248,377)       (3,116,911)
                                                                                             -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock ..............................................            1,182         1,227,927
  Borrowings of long-term debt ........................................................        2,452,947         6,536,554
  Repayments of long-term debt ........................................................       (1,393,182)       (4,139,588)
  Payments for debt issuance costs ....................................................          (34,678)          (84,084)
                                                                                             -----------       -----------
     Net cash flows from financing activities .........................................        1,026,269         3,540,809
                                                                                             -----------       -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS .............................................            4,873           442,031

CASH AND CASH EQUIVALENTS, beginning of period ........................................            1,679           130,702
                                                                                             -----------       -----------
CASH AND CASH EQUIVALENTS, end of period ..............................................      $     6,552       $   572,733
                                                                                             ===========       ===========

CASH PAID FOR INTEREST ................................................................      $   532,921       $   445,521
                                                                                             ===========       ===========
NONCASH TRANSACTIONS:
  Reclassification of redeemable securities to equity and minority interest ...........      $        --       $ 1,104,327
                                                                                             ===========       ===========

  Exchange of cable system for acquisition ............................................      $        --       $    24,440
                                                                                             ===========       ===========

           Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                      THREE MONTHS ENDED                                 SIX MONTHS ENDED
                                           JUNE 30,                                          JUNE 30,
                                   -------------------------                        -------------------------
                                     ACTUAL        PRO FORMA                         ACTUAL         PRO FORMA
                                      2002          2001 (a)      % CHANGE            2002           2001 (a)      % CHANGE
                                   ---------       ---------      ---------         ---------       ---------      ---------
REVENUES:
  Analog video .............      $  776,915      $  730,430                       $1,531,537      $1,443,558
  Digital video ............         117,560          72,166                          221,273         130,962
  Cable modem ..............          83,410          35,542                          150,671          62,271
  Advertising sales ........          90,352          80,015                          149,893         140,480
  Other ....................          90,176          95,327                          183,373         189,290
                                   ---------       ---------                        ---------       ---------
     Total revenues ........       1,158,413       1,013,480            14.3%       2,236,747       1,966,561            13.7%
                                   ---------       ---------                        ---------       ---------

OPERATING EXPENSES:

  Analog video programming .         265,947         237,210                          527,587         471,661
  Digital video ............          40,827          22,212                           75,954          40,075
  Cable modem ..............          39,013          35,308                           73,921          58,971
  Advertising sales ........          21,435          15,654                           40,628          33,083
  Service ..................          53,377          48,650                          104,583          91,552
  General and administrative         194,973         172,488                          387,832         342,121
  Marketing ................          25,088          22,976                           43,861          44,486
  Corporate expenses .......          16,660          18,543                           32,091          37,269
                                   ---------       ---------                        ---------       ---------
     Operating expenses ....         657,320         573,041            14.7%       1,286,457       1,119,218            14.9%
                                   ---------       ---------                        ---------       ---------

     Operating cash flow (b)      $  501,093      $  440,439            13.8%      $  950,290      $  847,343            12.1%
                                  ==========      ==========                       ==========      ==========

(a) The pro forma results reflect all significant acquisitions and dispositions closed during 2002 and 2001, as if the transactions closed on January 1, 2001. Pro forma revenues exceed actual revenues for the three and six months ended June 30, 2001 by $85.0 million and $164.3 million, respectively. Pro forma operating cash flow (OCF) exceeds actual OCF for three and six months ended June 30, 2001 by $12.4 million and $31.4 million, respectively. The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future. See page 1 of 7 and page 2 of 7 of this addendum to the earnings release for a comparison of actual operating results.

(b) Information concerning OCF has been included as it is used by certain investors as one measure of financial performance. OCF is not a measure of financial performance under accounting principles generally accepted in the United States and is not necessarily comparable to similarly titled measures used by other companies. OCF should not be construed as an alternative to operating income or to cash flows from operating activities as determined in accordance with accounting principles generally accepted in the United States.

          Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
              UNAUDITED COMPARATIVE QUARTERLY OPERATING STATISTICS
                             (DOLLARS IN THOUSANDS)

                                                                       THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                             JUNE 30,                         JUNE 30,
                                                                   -----------------------------    ------------------------------
                                                                        2002            2001             2002             2001
                                                                   -------------   -------------    -------------    -------------
Pro Forma Operating Cash Flow Margin (a) ........................           43.3%           43.5%            42.5%            43.1%
Capital Expenditures ............................................  $     642,603   $     837,737    $   1,113,902    $   1,362,260
Pro Forma Operating Cash Flow per Pro Forma Basic Customer (a)(b)  $       73.87   $       63.19    $      140.08    $      121.57

Capital Expenditures per Basic Customer (c) .....................  $       94.72   $      131.14    $      164.20    $      213.24

                                                          THREE MONTHS ENDED                          SIX MONTHS ENDED
                                                                JUNE 30,                                   JUNE 30,
                                                  ---------------------------------           ---------------------------------
                                                     2002                  2001                  2002                   2001
                                                  -----------           -----------           -----------           -----------
FREE CASH FLOW CALCULATION

Historical Operating Cash Flow .........          $   501,093           $   428,054           $   950,290           $   815,982
Less: Capital Expenditures .............             (642,603)             (837,737)           (1,113,902)           (1,362,260)
                                                  -----------           -----------           -----------           -----------

Operating Free Cash Flow (d) ...........             (141,510)             (409,683)             (163,612)             (546,278)
Less: Cash Change in Working Capital (e)               73,118                 4,852              (185,960)             (332,225)
Less: Cash Paid for Interest ...........             (389,871)             (279,317)             (532,921)             (445,521)
                                                  -----------           -----------           -----------           -----------

Free Cash Flow (d) .....................          $  (458,263)          $  (684,148)          $  (882,493)          $(1,324,024)
                                                  ===========           ===========           ===========           ===========



         (a) Refer to footnote (a) on page 5 of 7 of this addendum to the earnings release for details related to the nature of the pro forma information provided.

         (b) Pro forma operating cash flow per pro forma basic customer is calculated by dividing pro forma operating cash flow during the respective period by pro forma basic customers as of the end of the period.

         (c) Capital expenditures per basic customer represent capital expenditures during the respective period divided by basic customers as of the end of the period. The capital expenditures and basic customer number for June 30, 2001 does not include the systems acquired from AT&T Broadband on June 30, 2001.

         (d) Operating free cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States. However, we believe that operating free cash flow and free cash flow are useful in evaluating our performance based on liquidity, operating performance and leverage. Operating free cash flow and free cash flow should not be construed as alternatives to operating income as an indicator of our performance and may not be comparable to similarly titled measures used by other companies.

         (e) Cash change in working capital is calculated based on the cash flow changes in current assets and current liabilities during the respective period, excluding changes related to interest.



            Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002

                  CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
                    UNAUDITED SUMMARY OF OPERATING STATISTICS

                                                                            ACTUAL             PRO FORMA            PRO FORMA
                                                                          ----------           ----------           ----------
                                                                           JUNE 30,           DECEMBER 31,           JUNE 30,
                                                                             2002               2001 (a)             2001 (a)
                                                                          ----------           ----------           ----------
BASIC ANALOG VIDEO
  Basic Homes Passed (b) .......................................          11,800,700           11,502,300           11,481,500
  Basic Customers (c) ..........................................           6,783,900            6,953,700            6,969,900
  Penetration of Basic Homes Passed (d) ........................                57.5%                60.5%                60.7%
  Average Monthly Revenue (for the quarter ended)
   per Basic Customer (as of quarter end) ......................          $    56.92           $    53.07           $    48.47

DIGITAL VIDEO
  Digital Homes Passed (b) .....................................          11,222,500           10,638,300           10,042,500
  Digital Customers (e) ........................................           2,380,500            2,144,800            1,701,500
  Penetration of Digital Homes Passed (d) ......................                21.2%                20.2%                16.9%
  Penetration of Basic Customers (f) ...........................                35.1%                30.8%                24.4%
  Digital Converters Deployed ..................................           3,305,300            2,951,400            2,100,400

DATA SERVICES
  Cable Modem Homes Passed (b) .................................           8,795,200            7,560,600            6,399,000
  Data Customers:
   Cable Modem Customers (g) ...................................             905,500              607,700              405,400
   Dial-up Customers ...........................................              18,600               37,100               40,300
                                                                          ----------           ----------           ----------
     Total Data Customers ......................................             924,100              644,800              445,700
                                                                          ==========           ==========           ==========
Penetration of Cable Modem Homes Passed (d) ....................                10.3%                 8.0%                 6.3%

REVENUE GENERATING UNITS
  Basic Customers (c) ..........................................           6,783,900            6,953,700            6,969,900
  New Services (Digital Video and Cable Modem Customers) (e) (g)           3,286,000            2,752,500            2,106,900
                                                                          ----------           ----------           ----------
     Total Revenue Generating Units ............................          10,069,900            9,706,200            9,076,800
                                                                          ==========           ==========           ==========

         (a) The pro forma statistics reflect all significant acquisitions and dispositions closed during 2002 and 2001, as if such transactions had occurred on January 1, 2001.

         (b) Homes passed represent the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area to which we offer the service indicated.

         (c) As of June 30, 2002 and 2001, basic customers include: 1) approximately 43,800 and 18,000 (0.6% and 0.3% of total customers), respectively, customers who pay an additional
                  $10 per month over the standard modem retail rate and are entitled to receive "lifeline basic" service as a result of their purchase of cable modem service and 2) approximately 217,800 and 218,500, respectively, commercial customers who are calculated on an equivalent bulk unit ("EBU") basis. EBU is calculated by dividing the bulk rate charged to respective accounts by the most prevalent rate charged in each system for the comparable tier of service to determine the equivalent customers. The EBU method of calculating basic customers is consistent with the methodology used in determining costs paid to programmers and has been consistently applied.

         (d) Penetration represents the number of customers as a percentage of homes passed.

         (e) Digital customers include all households that have one or more digital converter boxes. Included in digital customers at June 30, 2002 and 2001 are 11,900 and 0, respectively, customers that receive digital service directly through satellite transmission.

         (f) Penetration represents the number of digital customers as a percentage of basic customers.

         (g) As of June 30, 2002 and 2001, cable modem customers include approximately 75,300 and 28,000, respectively, commercial customers who are calculated on an equivalent modem unit ("EMU") basis. EMU is calculated by dividing commercial revenue by the average effective rate charged in each system for modem services to determine the equivalent customers. We have utilized this methodology since 1999, as it conforms to the internal practices followed for operating and capital expenditure budgeting.



          Addendum to Charter Communications, Inc. Earnings Release
                          Period Ended June 30, 2002
                                 Page 7 of 7